EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of February 12, 2013, is entered into between CollabRx, Inc. (the “Company”) and Thomas R. Mika (“Employee”).

WHEREAS, Employee is the President and Chief Executive Officer of the Company;

WHEREAS, Employee and the Company entered into an Employment Agreement dated as of July 27, 2007 (the “Prior Agreement”);

WHEREAS, the Company desires to continue to employ and retain the services of Employee, and Employee wishes to continue employment by the Company, on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, the Company and Employee agree to restate the Prior Agreement in its entirety as follows:

1.   Term of Employment.     Subject to the termination provisions hereinafter set forth, the Company will continue to employ Employee, and Employee accepts continued employment with the Company, for a period of two years from the date of this Agreement (the “Initial Term”). The Initial Term shall be automatically renewed for successive one year periods (“Successive Terms”) unless either party gives ninety (90) calendar days written notice of nonrenewal prior to the expiration of the then-current term (the Initial Term and any Successive Term are jointly referred to herein as the “Term”). The giving by the Company of a notice of nonrenewal shall be deemed to be a notice of termination without Cause given by the Company to Employee for purposes of Section 8(a) hereof; provided, however, that the giving by the Company of a notice of nonrenewal for any reason within three (3) months before or within twelve (12) months following a “change of control” shall be deemed to be a notice of termination without Cause given by the Company to Employee for the purposes of Section 8(c) hereof.  Notwithstanding the above, or anything else provided herein, Employee shall be an at-will employee, serving at the pleasure and direction of the Board of Directors.  Accordingly, either party may terminate the employment relationship at any time for any reason, subject, however, to the notice and any payment requirements set forth herein.

2.  Duties.      During the Term, Employee will serve as President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board of Directors”). Employee will discharge such duties and responsibilities as are customary for such position or are prescribed from time to time by the Company. Employee will devote his full time and attention to the affairs of the Company and will not enter the employ of or serve as a consultant to, or in any way perform any services for, with or without compensation, any other person, business or organization without the prior approval of the Board of Directors. In no event may any such service be inconsistent with, or prevent Employee from carrying out, his duties under this Agreement, as determined at the sole discretion of the Board of Directors.  During the Term, Employee shall continue to serve as a member and the Chairman of the Board of Directors, subject to the conditions and requirements set forth in the Company’s bylaws.

3.  Maintaining Confidential Information/Property Rights.     Employee agrees to sign and abide by all Company policies regarding confidential information and ethics including, but not limited to the Confidential & Proprietary Information and Intellectual Property/Property Rights policy, as attached hereto as Exhibit A.

4.  Non-Competition; Non-Solicitation.  During the Term, and for any Severance Period as provided in Section 8(a), Employee shall not, directly or indirectly:

own, manage, operate, advise, consult, join, control or participate in the ownership, management, operation or control of, be employed by, perform services for, or be connected in any manner with, any enterprise which is engaged in utilizing an expert-based content aggregate strategy to create and distribute (through web-based or mobile applications or other means) high-value information (including, without limitation, information relating to diagnostic tests, clinical trials, drugs, and other therapies that may be correlated to genetic profiles, individually or by population) to patients, physicians and researchers for the purpose of assisting decision-making or planning therapies to treat diseases in the United States, Europe and Asia; provided, however, that such restriction shall not apply to Employee’s ownership of any passive investment representing an interest of less than five percent (5%) of an outstanding class of publicly traded securities; or

recruit, encourage or solicit any person who is an employee or contractor of the Company or any entity affiliated with the Company (each, an “Affiliated Entity”) to leave the Company’s or Affiliated Entity’s employ or service for any reason, or interfere in any material manner with employment or service relationships at the time existing between the Company or Affiliated Entity and the subject employee or contractor (except as may be required in any bona fide termination decision during the Term regarding any Company or Affiliated Entity employee) in order to induce such employee or contractor of the Company to accept other employment or a consulting agreement with any other person or entity.

Employee acknowledges that the services that he shall provide to the Company under this Agreement are unique and that irreparable harm shall be suffered by the Company in the event of the breach by Employee of any of his obligations under this Section 4, and that the Company shall be entitled, in addition to its other rights and remedies, whether legal or equitable, to enforce such obligations by an injunction or decree of specific performance. If any restriction set forth in this non-competition section is found by a court to be unreasonable, then Employee agrees, and hereby submits, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable by such court.  In addition, if Employee breaches this Section 4 during the Severance Period (as defined in Section 8(a) below), the Company’s obligation to continue to make payments to Employee pursuant to Sections 8(a), (b) or (c) shall cease immediately.

5.  Salary and Incentives.

Salary. During the Term, the Company will pay Employee an annual salary of two hundred eighty-four thousand dollars ($284,000) (the “Base Salary”), subject to applicable tax withholding and payable in accordance with the Company’s normal payroll practices; provided that Employee’s Base Salary may be reduced to the extent that Employee elects to defer any portion thereof under the terms of any deferred compensation or savings plan maintained by the Company. During the Term, the Board of Directors shall review Employee’s Base Salary on an annual basis and, in its discretion, may award merit increases of Employee’s Base Salary in accordance with Company policy. Employee’s Base Salary may also be reduced during the Term, provided that such reduction must be consistent with across-the-board salary reductions made with respect to similarly situated employees of the Company.

Incentive Payments. Employee will be eligible to receive incentive bonus payments from time to time in accordance with any incentive bonus program then in effect and will be eligible to receive an annual cash incentive bonus under such program at a target level of fifty percent (50%) of Base Salary upon the achievement of targets and other objectives for each fiscal year as approved annually on behalf of the Company by the Board of Directors (the “Annual Bonus”). Such a plan will be administered on the Company’s fiscal year basis (currently fiscal year ending March 31). For each fiscal year during the Term, the Board of Directors and Employee shall mutually agree upon the targets and other objectives to be achieved for Employee’s entitlement to the Annual Bonus for such fiscal year in accordance with the terms of the incentive bonus program.  In the event that an incentive payment is earned by Employee under such a plan for any fiscal year, such payment shall be made to Employee in a lump sum all-cash amount within sixty (60) days following the date the Company determines the amount (if any) of the Annual Bonus, provided that Employee has remained continuously employed in the Company’s service through the date the Company determines the amount of the Annual Bonus.

Expenses. The Company will reimburse Employee for all reasonable travel, entertainment and miscellaneous expenses actually and necessarily incurred in connection with the performance of his duties under this Agreement, provided that Employee’s expenses are in accordance with the Company’s current practices and that Employee properly accounts for such expenses.  Any amounts payable under this Section 5(c) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Employee’s taxable year following the taxable year in which Employee incurred the expenses.  The amounts provided under this Section 5(c) during any taxable year of Employee’s will not affect such amounts provided in any other taxable year of Employee’s, and Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

6.  Benefits.    Employee will be entitled during the Term to participate in any vacation, health, pension, insurance or other benefit plan that is maintained by the Company for its employees and/or executives to the extent and in the manner prescribed by the applicable plan documents.

7.  Long-term Incentives.    Employee will be eligible to receive annual long-term equity incentive awards from time to time in accordance with the terms and conditions of long-term equity incentive compensation plans and programs as in effect from time to time as approved by the Company’s Compensation Committee and the Board of Directors. It is currently the Company’s intention to provide for annual target level award(s) pursuant to such program with a fair market value on the date of grant equal to up to one hundred percent (100%) of Base Salary, it being understood that the Company’s Compensation Committee and the Board of Directors shall have discretion to determine both the target levels and the actual grants made, and shall have discretion to change from an annual grant program to a multi-year grant program.  Any long-term incentive grants shall be subject to the terms and conditions, including any vesting conditions, as determined by the Company’s Compensation Committee and the Board of Directors in their sole discretion.  It is currently the Company’s intention that (a) the Company’s Compensation Committee discuss long-term equity incentive awards for the Company’s executive officers at the first meeting of each fiscal year of the Company and (b) any long-term equity incentive awards be granted on the same date of each fiscal year of the Company.

8.  Termination.

Termination by the Company Without Cause. The Company may terminate Employee’s employment under this Agreement without Cause at any time by giving no less than ninety (90) calendar days’ written notice to Employee. However, in the event of Employee’s Separation from Service (as defined in Section 9(a) below) as a result of Employee’s termination by the Company without Cause, and subject to the provisions of Section 9 below, the Company agrees that it will provide Employee with all accrued compensation, wages and benefits through the effective date of termination and pay and/or provide to Employee the following:

an amount equal to two (2) times Employee’s then-prevailing Base Salary; plus an amount equal to two times the average Annual Bonus paid to Employee by the Company for the three most recently completed fiscal years in which a cash bonus program covering Employee was in effect or an Annual Bonus was otherwise paid. For the avoidance of doubt, (A) in the event there are less than three years in which a cash bonus program covering Employee was in effect, the average Annual Bonus shall be determined solely with respect to such lesser number of years, (B) to the extent Employee received no Annual Bonus in a year due to the fact that no bonus targets were set or the Company’s Compensation Committee or Board of Directors did not determine whether the bonus targets had been achieved, and not because of a failure to meet applicable performance objectives, such year will not be taken into account in determining the foregoing average, and (C) to the extent Employee received no Annual Bonus in a year due to a failure to meet the applicable performance objectives, such year will still be taken into account (using zero (0) as the applicable bonus) in determining the foregoing average; plus twenty-four (24) months of COBRA premiums for Employee paid for by the Company (with any such payments to be treated as taxable compensation to the extent necessary to comply with Section 105(h) of the Internal Revenue Code) pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Employee is eligible for COBRA benefits and timely completes all documentation necessary to receive COBRA benefits; plus if Employee holds any outstanding long-term incentive awards (including, without limitation, stock options, stock appreciation rights, phantom shares, restricted stock or similar awards) that are not fully vested and, if applicable, exercisable with respect to all the shares subject thereto effective immediately prior to the date of termination, then the Company shall cause the portion of such outstanding and unvested long-term incentive awards that would otherwise become vested and exercisable in the six (6) months following the effective date of termination to become fully vested and, if applicable, exercisable effective immediately prior to the date of termination, and Employee shall have one hundred and twenty  (120) days to exercise any stock options that vest pursuant to this Section.  In all other respects, such awards will continue to be subject to the terms and conditions of the plans, if any, under which they were granted and any applicable agreements between the Company and Employee

The amounts described in paragraphs (1) and (2) shall be paid in two equal lump sum installments, subject to applicable tax withholding, with the first installment to be made within sixty (60) days following the date of Employee’s Separation from Service and the second installment to be made on the first anniversary Employee’s Separation from Service (the “Severance Period”).  For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive the foregoing installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, no amount shall be paid pursuant to this Section 8(a) unless, on or prior to the fifty-fifth (55th) day following the date of Employee’s Separation from Service, Employee has executed an effective waiver and release of claims agreement (the “Release”) in form and substance acceptable to the Company and any applicable revocation period has expired.

Termination by Employee for Good Reason. Employee may voluntarily elect to resign his employment with the Company prior to the end of the Term for Good Reason (as hereinafter defined) upon giving the Company ninety (90) calendar days’ advance notice in writing of such termination. In the event of Employee’s Separation from Service for Good Reason, and subject to the provisions of Section 9 below, Employee shall be entitled to receive the payments or benefits set forth in Section 8(a) as if such Separation from Service was as a result of Employee’s termination by the Company without Cause. "Good Reason" shall mean any of the following that are undertaken without Employee’s express written consent:  (i) the assignment to Employee of principal duties or responsibilities, or the substantial reduction of Employee’s duties and responsibilities, either of which is materially inconsistent with Employee’s position as President and Chief Executive Officer of the Company; (ii) a material reduction by the Company in Employee’s annual Base Salary, except to the extent the salaries of other executive employees of the Company are similarly reduced; (i) Employee’s principal place of business is, without his consent, relocated by a distance of more than forty (40) miles from the center of San Francisco; and (iii) any material breach by the Company of any provision of this Agreement.

Employee must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Employee’s written consent within ninety (90) days of the occurrence of such event.  The Company or any surviving entity shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Employee.  Any Separation from Service by reason of Employee’s resignation for Good Reason following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions without Employee’s written consent.  Employee’s Separation from Service by reason of his resignation for Good Reason shall be treated as involuntary.

Termination in Connection With a Change in Control. In the event of Employee’s Separation from Service as a result of his termination by the Company without Cause or his resignation for Good Reason within three (3) months before or within twelve (12) months following a “change of control” (as hereinafter defined), in lieu of any amounts payable under Sections 8(a) or (b), and subject to the provisions of Section 9 below, the Company agrees that it will pay Employee a lump sum amount equal to the sum of:

an amount equal to two (2) times Employee’s then-prevailing Base Salary; plus an amount equal to two (2) times the average Annual Bonus paid to Employee by the Company for the three most recently completed fiscal years in which a cash bonus program covering Employee was in effect or an Annual Bonus was otherwise paid. For the avoidance of doubt, (A) in the event there are less than three years in which a cash bonus program covering Employee was in effect, the average Annual Bonus shall be determined solely with respect to such lesser number of years, (B) to the extent Employee received no bonus in a year due to the fact that no bonus targets were set or the Company’s Compensation Committee or Board of Directors did not determine whether the bonus targets had been achieved, and not because of a failure to meet applicable performance objectives, such year will not be taken into account in determining the foregoing average, and (C) to the extent Employee received no Annual Bonus in a year due to a failure to meet the applicable performance objectives, such year will still be taken into account (using zero (0) as the applicable bonus) in determining the foregoing average; plus twenty-four (24) months of COBRA premiums for Employee paid for by the Company (with any such payments to be treated as taxable compensation to the extent necessary to comply with Section 105(h) of the Internal Revenue Code) pursuant to COBRA, provided that Employee is eligible for COBRA benefits and timely completes all documentation necessary to receive COBRA benefits.

The amounts described in paragraphs (1) and (2) above shall be paid in a lump sum within sixty (60) days following Employee’s Separation of Service.  Notwithstanding any provision to the contrary in this Agreement, no amount shall be paid pursuant to this Section 8(c) unless, on or prior to the fifty-fifth (55th) day following the date of Employee’s Separation from Service, Employee has executed an effective Release in form and substance acceptable to the Company and any applicable revocation period has expired.

In addition, and notwithstanding any provision to the contrary in any long-term incentive award agreement or long-term incentive compensation plan, in the event of Employee’s Separation from Service as a result of his termination by the Company without Cause or his resignation for Good Reason within three (3) months before or within twelve (12) months following a “change of control,” the Company shall cause all outstanding long-term incentive awards then held by Employee (including, without limitation, stock options, stock appreciation rights, phantom shares, restricted stock or similar awards) to become fully vested and, if applicable, exercisable with respect to all the shares subject thereto effective immediately prior to the date of termination, and Employee shall have  one hundred and twenty (120) days to exercise any stock options that vest pursuant to this Section. In all other respects, such awards will continue to be subject to the terms and conditions of the plans, if any, under which they were granted and any applicable agreements between the Company and Employee.  A “change of control” shall mean and include each of the following:

(i)           A transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)           During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (i) above or clause (iii) below whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)           The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)           Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)           After which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv)           The Company’s stockholders approve a liquidation or dissolution of the Company.

Termination by the Company for Cause. Subject to the forty-five (45) day cure period, if applicable, set forth in this Section 8(d), the Company may immediately terminate Employee’s employment at any time for Cause by giving written notice to Employee specifying in reasonable detail the reason for such termination. Upon any such termination for Cause, Employee shall be entitled to payment of all accrued and unpaid compensation and wages, but Employee shall have no right to compensation or benefits for any period subsequent to the effective date of termination. For the purposes of this Agreement, “Cause” shall mean: Employee willfully engages in an act or omission which is in bad faith and to the detriment of the Company, engages in misconduct, gross negligence, or willful malfeasance, in each case that causes material harm to the Company, breaches this Agreement in any material respect, habitually neglects or materially fails to perform his duties (other than any such failure resulting solely from Employee’s physical or mental disability or incapacity) after a written demand for substantial performance is delivered to Employee which identifies the manner in which the Company believes that Employee has not performed Employee’s duties, commits or is convicted of a felony or any crime involving moral turpitude, uses drugs or alcohol in a way that either interferes with the performance of his duties or compromises the integrity or reputation of the Company, or engages in any act of dishonesty involving the Company, disclosure of Company confidential information not required by the duties of Employee, commercial bribery, or perpetration of fraud; provided, however, that Employee shall have at least forty-five (45) calendar days to cure, if curable, any of the events which could lead to Employee’s termination for Cause.

Termination by Death or Disability. In the event that Employee dies or becomes completely disabled from performing his duties during the Term, the Company shall be relieved of all obligations under this Agreement, except for payment of two (2) times Employee’s then prevailing Base Salary and average Annual Bonus to Employee or Employee’s heirs as if the Employee had been terminated without Cause in accordance with Section 8(a) herein.  For clarification purposes, the parties agree that the Company may satisfy its obligations pursuant to this Section 8(e) through life and/or disability insurance coverage with respect to Employee.

Termination by Employee Without Good Reason. Employee may terminate his employment under this Agreement without Good Reason at any time by giving written notice to the Company. Such termination will become effective upon the date specified in such notice, provided that such date is at least ninety (90) calendar days after the date of delivery of the notice. Upon any such termination, the Company shall be relieved of all of its obligations under this Agreement, except for payment of all accrued compensation and wages and the provision of benefits through the effective date of termination, and the Company may, in its sole discretion, cause the termination to become effective sooner than such ninety (90) day notice period.

9.  Limitations on Payment.

Payment Delay.  Notwithstanding anything herein to the contrary, to the extent any payments to Employee pursuant to Section 8 are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no amount shall be payable pursuant to such section unless Employee’s termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), (ii) if any of the amounts described in Sections 8(a)(i)-(ii) or 8(c)(i)-(ii) above constitute non-qualified deferred compensation subject to Section 409A of the Code then any such amounts that become payable hereunder shall in all cases be paid in two installment payments pursuant to the terms described in the last paragraph of Section 8(a), provided that the first lump-sum payment shall be paid on the 60th day following Employee’s Separation from Service subject to clause (iii) of this Section 9(a) and (iii) if Employee, at the time of his Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to Employee pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of Employee’s termination benefits described in Section 8 shall not be provided to Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of Employee’s Separation from Service, (B) the date of Employee’s death or (C) such earlier date as is permitted under Section 409A.  Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Employee within thirty (30) days following such expiration, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.  The determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

Exceptions to Payment Delay.  Notwithstanding Section 9(a), to the maximum extent permitted by applicable law, amounts payable to Employee pursuant to Section 8 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals).  Accordingly, the severance payments provided for in Section 8 may not be intended to provide for any deferral of compensation subject to Section 409A of the Code to the extent (i) the severance payments payable pursuant to Section 8, by their terms and determined as of the date of Employee’s Separation from Service, may not be made later than the fifteenth (15th) day of the third calendar month following the later of (A) the end of the Company’s fiscal year in which Employee’s Separation from Service occurs or (B) the end of the calendar year in which Employee’s Separation from Service occurs, or (ii) (A) such severance payments do not exceed an amount equal to two times the lesser of (1) the amount of Employee’s annualized compensation based upon Employee’s annual rate of pay for the calendar year immediately preceding the calendar year in which Employee’s Separation from Service occurs (adjusted for any increase during the calendar year in which such Separation from Service occurs that would be expected to continue indefinitely had Employee remained employed with the Company) or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) for the calendar year in which Employee’s Separation from Service occurs, and (B) such severance payments shall be completed no later than December 31 of the second calendar year following the calendar year in which Employee’s Separation from Service occurs.  Moreover, the COBRA premium payments contemplated under Section 8 are intended to be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) as direct service recipient payments for medical benefits.

Interpretation.  To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code).

Parachute Payments. Notwithstanding anything contained in this Agreement to the contrary, to the extent that payments and benefits provided under this Agreement or otherwise to Employee (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Payments shall be reduced (but not below zero) to the extent necessary so that no Payment to be made or benefit to be provided to Employee shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by Employee shall exceed the net after-tax benefit received by him if no such reduction was made. For purposes of this Section 9(d), “net after-tax benefit” shall mean (i) the Payments which Employee receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Employee (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The foregoing determination will be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by Employee and reasonably acceptable to the Company (which may be, but will not be required to be, the Company's independent auditors). The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the affected Employee and the Company within fifteen (15) calendar days after Employee’s date of Separation from Service. If the Accounting Firm determines that such reduction is required by this Section 9(d) and no Payment constitutes non-qualified deferred compensation that is subject to Section 409A of the Code, Employee, in Employee’s sole and absolute discretion, may determine which Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to him.  If the Accounting Firm determines that a reduction is required by this Section 9(d), and any Payment constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, then the Payments shall be reduced in the following order: (a) reduction in the cash severance payments described herein (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (b) reduction in any other cash payments payable to Employee (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (c) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (d) cancellation of acceleration of vesting of equity awards not covered under (c) above; provided, however that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards.

10.  Arbitration.

Employee and the Company agree to submit any and all disputes, controversies, or claims between them based upon, relating to, or arising from Employee’s employment by the Company or the terms of this Agreement (other than workers’ compensation claims) to final and binding arbitration before a single neutral arbitrator in San Francisco, California. Subject to the terms of this paragraph, the arbitration proceedings shall be initiated in accordance with, and governed by, the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association (“AAA”). The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by the AAA pursuant to its Rules. Notwithstanding the Rules, the parties may take discovery in accordance with Sections 1283.05(a)-(d) of the California Code of Civil Procedure (but not subject to the restrictions of Section 1283.05(e)), and prior to the arbitration hearing the parties may file, and the arbitrator shall rule on, pre-trial motions such as demurrers and motions for summary judgment (applying the procedural standard embodied in Rule 56 of the Federal Rules of Civil Procedure). The time for filing such motions shall be determined by the arbitrator. The arbitrator will rule on all pre-trial motions at least ten (10) business days prior to the scheduled hearing date. Arbitration may be compelled, the arbitration award shall be enforced, and judgment thereon shall be entered, pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). The prevailing party in any such arbitration shall be entitled to recover from the other, and the arbitrator is instructed to award to the prevailing party, an amount equal to the reasonable attorneys’ fees and costs (including expert witness fees) incurred in connection with the arbitration, except that the Company shall bear AAA’s administrative fees and the arbitrator’s fees and costs. If any party is required to compel arbitration of a dispute governed by this paragraph, the party prevailing in that proceeding shall be entitled to recover from the other party its reasonable costs and attorneys’ fees and expenses incurred to compel arbitration; provided, however, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five days following any such award, but in no event later than the last day of Employee’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the date of Employee’s termination of employment. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Employee’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction. Both Employee and the Company expressly waive their right to a jury trial. This paragraph shall survive the expiration or termination of this Agreement. If any part of this paragraph is found to be void as a matter of law or public policy, the remainder of the paragraph will continue to be in full force and effect.

11.  Miscellaneous.

Assignment. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns. Employee agrees that the Company may assign its rights and obligations under this Agreement or any successor-in-interest. Employee may assign his rights and obligations hereunder only with the express written consent of the Company, except that the rights under this Agreement shall inure to the benefit of Employee’s heirs or assigns in the event of his death. Except as expressly provided in this paragraph, no party may assign its/his rights and obligations hereunder; and any attempt to do so will be void.

Severability. If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision, such provision shall be replaced by a provision that is valid and enforceable and that as closely as possible reflects the parties’ intent with respect to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from any of the parties to any other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision was not included.

Notice. Notices given pursuant to the provisions of this Agreement shall be delivered personally or sent by certified mail, postage pre-paid, or by overnight courier, or by fax, to the Company’s then-current business address or, in the event the notice is to Employee, to the address that Employee has represented to the Company as current.

Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to the conflict of laws rules thereof.

Waiver; Amendment. The waiver by any party to this Agreement of a breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing, signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought. If Employee and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Employee and the Company agree to amend this Agreement, or take such other actions as Employee and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code, the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties.  If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

Entire Agreement. This Agreement and the other agreements referenced herein represent the entire agreement between the parties with respect to the subject matter of this Agreement (and those agreements) and supersede any previous agreement or understanding, including, without limitation, the Prior Agreement.

Execution in Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed as a single document.

 [signature page follows]

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the day and year first written above.

COLLABRX, INC.

By:	/s/ Carl Muscari
Name: Carl Muscari
Title: Chairman CollabRx Compensation Committee

EMPLOYEE

/s/ Thomas R. Mika
Thomas R. Mika

EXHIBIT A

Intellectual Property/Property Rights Agreement

In consideration of my employment, or continued employment with Tegal Corporation and the salary or wages paid to me, I understand and agree to the following provisions for the protection of Tegal property rights:

1           Not to disclose to Tegal, or to use in my work at Tegal (a) any confidential information belonging to others, including my prior employers (unless written authorization is first obtained), or (b) any prior inventions made by me which Tegal is not otherwise entitled to learn of or to use.

2           Not to use, publish, or disclose to others, either during or subsequent to my employment with Tegal, any confidential information of Tegal, its customers, and its subsidiaries, except as authorized in writing.

3           Upon termination of my employment with Tegal, to promptly deliver to a designated Tegal representative all documents and other records which relate to the business activities of Tegal, or any other materials or property which belong to Tegal, including without limitation, all computer software, electronically stored data and hardware.

4           To assign and I hereby assign to Tegal as its exclusive property the entire right, title and interest in all my inventions, innovations, or ideas developed or conceived by me solely, or jointly with others, at any time during the term of my employment and which inventions, innovations or ideas relate to the actual or anticipated business activities of Tegal, or result from, or are suggested by, work which I do for Tegal.

5           To make and maintain written records of all inventions, innovations, or ideas referred to in paragraph 4 above and to submit promptly such records, and supplemental oral disclosures, to designated representatives of Tegal.

6           To execute all papers, and otherwise provide proper assistance, at Tegal’s request and expense, during and subsequent to my employment by Tegal to enable Tegal or its nominees to obtain patents, copyrights, and legal protection for inventions or innovations in any country.

Intellectual Property/Property Rights Agreement	page 2

7           I represent that the inventions identified in the _____ pages I attached hereto comprise all the unpatented inventions which I have made or conceived prior to my employment with Tegal which inventions shall be excluded from this agreement.  (It is only necessary to list the title of such inventions and the purpose thereof, but no details of the invention).
èIf there are no such unpatented inventions to be excluded, employee initial here   TRM /s/

8           I further represent that I have attached hereto a copy of any agreement which presently affects my compliance with the terms of this present agreement.  (Such copy must specify the other contracting party or employer, the date of such agreement, the date of termination of any employment.)
èIf there is no such agreement initial here TRM /s/

This agreement replaces any existing agreement between Tegal and me regarding patents and/or confidential information (with the exception of Tegal’s Confidential & Proprietary Information Policy, the terms of which are incorporated herein by reference) and shall be binding on my executors, administrators, heirs, legal representatives or assigns.

This agreement may not be modified except in writing with approval of an officer of Tegal Corporation.

Employee:	Witness:

Thomas R. Mika	Nancy Danskin
Name	Name

/s/	/s/
Signature	Signature

xxx-xx-xxxx	8/30/02
SS #	Date

8/30/02
Date